Exhibit 99.1

LaBarge, Inc. Reports Record Sales and Earnings for Fiscal 2008 Third Quarter and First Nine Months

Q3 Net Sales Grow 27 Percent

Q3 Net Earnings Increase 52 Percent

New Bookings Remain Strong

Positive Business Outlook

ST. LOUIS--(BUSINESS WIRE)--LaBarge, Inc. (AMEX: LB) today reported financial results for the fiscal 2008 third quarter and first nine months ended March 30, 2008. Sales and earnings for the fiscal 2008 three-month and nine-month periods represent record highs for the Company.

Fiscal 2008 third-quarter net sales grew 27 percent to $75,442,000 from $59,619,000 in the fiscal 2007 third quarter. Fiscal 2008 third-quarter net earnings rose 52 percent to $4,333,000, compared with $2,843,000 in the fiscal 2007 third quarter. Diluted earnings per share in the fiscal 2008 third quarter increased to $0.27, compared with $0.18 in the third quarter of fiscal 2007.

Net sales for the nine months ended March 30, 2008 grew 18 percent to $201,684,000 from $170,339,000 in the fiscal 2007 first nine months. Net earnings in the fiscal 2008 first nine months grew 21 percent to $10,250,000, compared with $8,451,000 in the first nine months of fiscal 2007. Diluted earnings per share in the first nine months of fiscal 2008 increased to $0.64, compared with $0.53 in the first nine months of fiscal 2007.

Gross margin in the fiscal 2008 third quarter was 19.9 percent, equal to the fiscal 2008 second quarter, and up from 18.4 percent in the fiscal 2007 third quarter. As a percentage of sales, operating income (defined as net sales less cost of sales and selling, general and administrative expense [SG&A]) in the fiscal 2008 third quarter was 9.7 percent, compared with 8.8 percent in the fiscal 2008 second quarter and 7.1 percent in the fiscal 2007 third quarter.

SG&A as a percentage of sales was 10.2 percent in the fiscal 2008 third quarter and 11.3 percent in the fiscal 2007 third quarter. In actual dollars, fiscal 2008 third-quarter SG&A increased 14 percent from the previous third quarter, in contrast to the 27 percent increase in net sales. The increase in SG&A expense was primarily attributable to higher medical and compensation expenses.

Interest expense in the fiscal 2008 third quarter was $392,000, compared with $557,000 in the fiscal 2007 third quarter, reflecting lower average debt levels and lower interest rates in the 2008 period.

Net cash flow from operations was a negative $46,000 in the fiscal 2008 third quarter, compared with a positive $97,000 in the fiscal 2008 second quarter, and a negative $2,376,000 in the fiscal 2007 third quarter. Fiscal 2008 third-quarter net cash flow from operations reflects increased levels of inventory and receivables over the prior periods.

Total debt at March 30, 2008 was $25,732,000, up 7 percent from $24,057,000 at December 30, 2007, and down 2 percent from $26,256,000 at July 1, 2007. Stockholders’ equity at March 30, 2008 was $86,886,000, up 4 percent from $83,366,000 at December 30, 2007, and up 14 percent from $76,410,000 at July 1, 2007.

Bookings of new business remained strong during the fiscal 2008 third quarter, with the largest contributions coming from the defense, industrial and natural resources market sectors. After a record level of shipments in the third quarter, backlog at March 30, 2008 was $238,064,000, down 3 percent from $245,542,000 at the end of the fiscal 2008 second quarter, and up 16 percent from $205,946,000 a year earlier.

Shipments on a variety of defense programs comprised the largest portion of revenues, accounting for 37 percent of fiscal 2008 third-quarter net sales, compared with 39 percent in the previous year’s third quarter. Actual sales dollars from the defense market sector increased 21 percent in the fiscal 2008 third quarter, compared with the same period a year earlier.

Shipments to natural resources customers represented 24 percent of fiscal 2008 third-quarter net sales versus 27 percent in the previous year’s third quarter. Actual sales dollars from this market sector were up 13 percent in the fiscal 2008 third quarter versus a year earlier, primarily the result of higher sales to mining customers during the fiscal 2008 third quarter.

Shipments to industrial customers were 19 percent of fiscal 2008 third-quarter revenues, compared with 14 percent in the fiscal 2007 third quarter. Actual sales dollars from the industrial market sector were up 77 percent in the fiscal 2008 third quarter versus a year earlier due to increased shipments of equipment used in glass container fabrication systems.

Shipments to commercial aerospace customers were 8 percent of fiscal 2008 third-quarter revenues, compared with 5 percent in the previous year’s third quarter. Fiscal 2008 third-quarter sales from the commercial aerospace market sector were up 91 percent from the year-ago period, largely due to increased shipments on a very light jet program.

Shipments to medical customers represented 7 percent of fiscal 2008 third-quarter sales, versus 3 percent in the year-ago third quarter. Actual sales dollars from the medical market sector more than doubled in the fiscal 2008 third quarter versus a year earlier due to increased sales to various new and existing medical customers.

Revenues from the government systems market sector represented 4 percent of fiscal 2008 third-quarter sales, versus 10 percent in the year-ago period. The year-ago period included shipments for a postal automation program completed during the 2007 fiscal year.

Outlook and Commentary

Chief Executive Officer and President Craig LaBarge commented, “LaBarge’s outstanding year-over-year growth in sales, earnings and bookings was driven by increased customer demand and broad-based strength in the markets we serve. Fiscal 2008 third-quarter sales and earnings represent new quarterly record highs for the Company. In addition, improved operating efficiencies and product mix in the current year’s third quarter generated gross margin expansion of 150 basis points from the comparable period a year earlier. Further, despite the record level of sales in this year’s third quarter, robust booking activity replenished backlog at quarter-end to $238,064,000, down just 3 percent from the end of the fiscal 2008 second quarter.

“We anticipate sales and earnings in the fourth quarter of fiscal 2008 will be comparable to third-quarter results, thus concluding another record year for LaBarge. The strength of our current backlog and the continued vigor of the major markets we serve give us confidence in the positive near-term and long-term business outlooks for LaBarge,” said Mr. LaBarge.

Today’s Conference Call Webcast

Today, at 11 a.m. Eastern time, LaBarge will host a live audio webcast of its discussion with the investment community regarding financial results for the Company’s fiscal 2008 third quarter. The webcast can be accessed on the Internet through http://viavid.net/dce.aspx?sid=00004E76 and the investor relations calendar area of http://www.labarge.com. Following the live discussion, a replay of the webcast will be available at the same locations on the Internet. Any financial or statistical information presented during the call, including any non-GAAP financial measures, the most directly comparable GAAP measures and reconciliation to GAAP results, can be accessed via the news and events area of http://www.labarge.com.

About LaBarge, Inc.

LaBarge, Inc. is a broad-based provider of electronics to technology-driven companies in diverse industrial markets. The Company provides its customers with sophisticated electronic and electromechanical products through contract design and manufacturing services. Headquartered in St. Louis, LaBarge has operations in Arkansas, Missouri, Oklahoma, Pennsylvania and Texas. The Company’s Web site address is http://www.labarge.com.

LaBarge, Inc. Consolidated Statements of Income (Unaudited) (amounts in thousands, except per-share amounts)

	Three Months Ended		Nine Months Ended

	March 30,	April 1,	March 30,	April 1,
	2008	2007	2008	2007

Net sales	$75,442	$59,619	$201,684	$170,339

Costs and expenses:
Cost of sales	60,410	48,657	161,904	136,214
Selling and administrative expense	7,689	6,728	22,101	19,519
Interest expense	392	557	1,206	1,772
Other (income) and expense, net	21	(661)	53	(681)
Earnings before income taxes	6,930	4,338	16,420	13,515
Income tax expense	2,597	1,495	6,170	5,064

Net earnings	$4,333	$2,843	$10,250	$8,451

Basic net earnings per common share:
Basic net earnings	$0.29	$0.19	$0.67	$0.56

Average common shares outstanding	15,200	15,166	15,205	15,133

Diluted net earnings per share:

Diluted net earnings	$0.27	$0.18	$0.64	$0.53

Average diluted common shares outstanding	16,056	16,049	16,053	16,024

LaBarge, Inc. Consolidated Balance Sheets (amounts in thousands, except share amounts)

	March 30, 2008	July 1, 2007

	(Unaudited)

ASSETS

Current assets:
Cash and cash equivalents	$273	$392
Accounts and other receivables, net	46,781	30,204
Inventories	68,851	59,717
Prepaid expenses	1,433	2,333
Deferred tax assets, net	1,905	1,822
Total current assets	119,243	94,468

Property, plant and equipment, net	17,349	16,269
Intangible assets, net	1,690	2,282
Goodwill, net	24,292	24,292
Deferred tax asset, net	773	499
Other assets, net	4,782	4,772
Total assets	$168,129	$142,582

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$19,025	$14,825
Current maturities of long-term debt	6,222	6,300
Trade accounts payable	25,484	18,643
Accrued employee compensation	13,064	10,837
Other accrued liabilities	2,435	2,321
Cash advances	11,441	3,613
Total current liabilities	77,671	56,539
Long-term advances from customers for purchase of materials	707	1,590
Deferred gain on sale of real estate and other liabilities	2,380	2,912
Long-term debt	485	5,131

Stockholders’ equity:
Common stock, $.01 par value. Authorized 40,000,000 shares; 15,773,253 issued at March 30, 2008 and July 1, 2007, including shares in treasury	158	158
Additional paid-in capital	16,443	16,174
Retained earnings	74,024	63,774
Less cost of common stock in treasury shares of 423,900 at March 30, 2008 and 506,704 at July 1, 2007	(3,739)	(3,696)

Total stockholders’ equity	86,886	76,410

Total liabilities and stockholders’ equity	$168,129	$142,582

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management's current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect LaBarge, Inc.'s operating results. These risks and factors are set forth in documents LaBarge, Inc. files with the Securities and Exchange Commission, specifically in the Company's most recent Annual Report on Form 10-K, and other reports it files from time to time. These forward-looking statements speak only as of the date such statements were made, or as of the date of the report or document in which they are contained, and the Company undertakes no obligation to update such information.

CONTACT:
LaBarge, Inc.
Colleen Clements, 314-997-0800, ext. 409
colleen.clements@labarge.com